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                                                                       EXHIBIT 2


                               THE PROVIDENT BANK
                             JERSEY CITY, NEW JERSEY


                               PLAN OF CONVERSION

                    From Mutual to Stock Form of Organization

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1.   General

     This Plan of Conversion provides for the conversion of The Provident Bank (the "Bank") from a New Jersey chartered mutual savings bank to a New Jersey chartered stock savings bank pursuant to the rules and regulations of the Department and the FDIC. As part of the Conversion, the Plan provides for the concurrent formation of a holding company (the "Holding Company") that will own 100% of the common stock of the Bank. The Board of Managers has considered the alternatives available to the Bank with respect to its corporate structure, and has determined that a mutual-to-stock conversion as described in this Plan will be in the best interests of the Bank, its depositors and the communities in which the Bank operates. Restructuring the Bank into the capital stock form of organization will increase its capital base and enhance the Bank's ability to expand its franchise and the range of products and services it offers. The conversion proceeds will provide the Bank with additional resources to further develop and enhance its technology capabilities and delivery channels. It will provide the Bank with greater flexibility to structure and finance the expansion of its operations, including the potential acquisition of other financial institutions. The stock form of organization will also enable the Bank to adopt stock benefit plans as a further performance incentive and as a further means of attracting, retaining and compensating management and other key personnel. The stock holding company form of organization will also offer the Bank greater organizational and operating flexibility, including the expanded powers available to holding companies under the recently enacted financial modernization legislation.


     The Plan provides that non-transferable subscription rights to purchase Conversion Stock will be offered first to Eligible Account Holders of record as of the Eligibility Record Date, then to the Bank's ESOP, then to Supplemental Eligible Account Holders as of the Supplemental Eligibility Record Date and then to Directors, Officers and Employees. Concurrently with, at any time during, or promptly after the Subscription Offering, and subject to availability after the satisfaction of subscription rights, an opportunity to subscribe may also be offered to the general public in a Community Offering with a preference given to natural persons who reside in the Bank's Local Community. The price of the Conversion Stock will be based upon an independent appraisal of the Bank and the Holding Company and will reflect its estimated pro forma market value, as converted. No change will be made in the Board of Managers or management as a result of the Conversion.


     In furtherance of the Bank's commitment to its community, this Plan provides for the establishment of a charitable foundation as part of the Conversion. The Foundation is intended to complement the Bank's existing community reinvestment activities in a manner that will allow the Bank's local communities to share in the growth and profitability of the Holding Company and the Bank over the long term. Consistent with the Bank's goal, the Holding Company intends to donate to the Foundation cash and shares of Common Stock, in an aggregate amount up to 8% of the value of the shares of Conversion Stock sold in the Conversion.

     Upon the Conversion, the legal existence of the Bank shall not terminate but the stock Bank shall be a continuation of the entity of the mutual Bank and all property of the mutual Bank, including its right, title and interest in and to all property of whatever kind and nature, whether real, personal, or mixed, and things, and choses in action, and every right, privilege, interest and asset of every conceivable value or benefit then existing or pertaining to it, or which

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would inure to it, immediately by operation of law and without the necessity of any conveyance or transfer and without any further act or deed shall vest in the stock Bank. The stock Bank shall have, hold, and enjoy the same in its own right as fully and to the same extent as the same was possessed, held and enjoyed by the mutual Bank. The stock Bank at the time and the taking effect of the Conversion shall continue to have and succeed to all the rights, obligations and relations of the mutual Bank. All pending actions and other judicial or administrative proceedings to which the Bank was a party shall not be discontinued by reason of the Conversion, but may be prosecuted to final judgment or order in the same manner as if the Conversion had not been made and the stock Bank resulting from the Conversion may continue the actions in its name notwithstanding the Conversion.

     Upon the Conversion, each Person having a Deposit Account at the Bank prior to the Conversion will continue to have a Deposit Account, without further payment therefore, in the same amount and subject to the same terms and conditions (except for liquidation rights) as in effect prior to the Conversion. All of the Bank's insured Deposit Accounts will continue to be insured by the FDIC to the extent provided by applicable law.

     This Plan has been unanimously approved by the Board of Managers of the Bank and must be approved by the affirmative vote of at least a majority of the eligible votes of Voting Depositors. Each Voting Depositor will be entitled to cast one vote for each $100 or fraction thereof of deposits in the Bank on the Voting Record Date, providing that no Voting Depositor shall be entitled to cast more than 1,000 votes. By approving the Plan, the Voting Depositors will also be approving all steps necessary and incidental to the formation of the Bank (in stock form) and the Holding Company. The Conversion is also subject to the approval of the Commissioner, the Federal Reserve Board and the FDIC.

2.   Definitions

     Acting in Concert: the term "acting in concert" means (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; and (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. A person or company which acts in concert with another person or company ("other party") shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party. A Tax-Qualified Employee Plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.

     Application: The application to be filed with the Commissioner by the Bank in connection with the Conversion.

     Associate: The term "associate," when used to indicate a relationship with any Person, means (i) any corporation (other than the Holding Company, the Bank or a majority-owned subsidiary of the Holding Company) of which such Person is an officer, director or owner of more than 10% of the outstanding voting stock,
(ii) any trust of which such Person is a trustee or substantial beneficiary,
(iii) the parents, spouse, sisters, brothers, children or anyone married to

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such Person, and (iv) any partnership in which the person is a general or limited partner; provided, however, that any Tax-Qualified or Non-Tax-Qualified Employee Plan shall not be deemed to be an associate of any Director or Officer of the Holding Company or the Bank.

     Bank: The Provident Bank, Jersey City, New Jersey, in its pre-Conversion mutual form or post-Conversion stock form, as indicated by the context in which it is used.

     Commissioner: The Commissioner of New Jersey Department of Banking and Insurance.

     Community Offering: The offering to the general public of any unsubscribed shares, which may be effected as provided in Section 5 hereof. The Community Offering may include a Syndicated Community Offering managed by one or more investment banking firms.

     Control: The possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities of such Person, the ownership of voting securities of any company that possesses such power, or otherwise.

     Conversion: The change of the Bank's certificate of incorporation and bylaws to a stock certificate of incorporation and bylaws, the sale by the Holding Company of Conversion Stock, and the issuance and sale by the Bank of common stock to the Holding Company, all as provided for in this Plan.

     Conversion Stock: Shares of common stock that will be issued and sold by the Holding Company as a part of the Conversion; provided, however, that for purposes of calculating Subscription Rights and maximum purchase limitations under the Plan, references to the number of shares of Conversion Stock shall refer to the number of shares offered in the Subscription Offering.

     Department: The New Jersey Department of Banking and Insurance.

     Deposit Account: Any deposit maintained at the Bank, including without limitation, savings, time, demand, negotiable orders of withdrawal (NOW), money market and passbook accounts, but excluding tax, insurance and other escrow accounts.

     Director: A member of the Board of Directors of the Bank after the Conversion or a member of the Board of Directors of the Holding Company.

     Eligibility Record Date: The close of business on March 31, 2001.

     Eligible Account Holder: Any Person holding a Qualifying Deposit in the Bank on the Eligibility Record Date.

     Employee. Any individual who is employed by the Bank on a substantially full-time basis, and for purposes of Section 5.C.3, who is an employee as of the date of distribution of the prospectus and as of the expiration of the subscription offering.

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     ESOP: The Employee Stock Ownership Plan established by the Bank or the
Holding Company.

     Estimated Price Range: The range of the minimum and maximum aggregate values of the Conversion Stock determined by the Board of Managers of the Bank and the Board of Directors of the Holding Company. The Estimated Price Range will be within the estimated pro forma market value of the Conversion Stock as determined by the Independent Appraiser prior to the Subscription Offering as updated from time to time thereafter.

     Exchange Act: The Securities Exchange Act of 1934, as amended.

     FDIC: The Federal Deposit Insurance Corporation.

     FRB: The Board of Governors of the Federal Reserve System.

     Foundation: The charitable foundation that will qualify as an exempt organization under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, the establishment and funding of which is contemplated by Section 14 herein.

     Holding Company: The corporation which, upon completion of the Conversion, will own all of the outstanding common stock of the Bank.

     Independent Appraiser: An appraiser retained by the Bank to prepare an appraisal of the pro forma market value of the Conversion Stock.

     Internal Revenue Code: The Internal Revenue Code of 1986, as amended.

     Local Community: The State of New Jersey.

     Manager: A member of the Board of Managers of the Bank prior to the Conversion.

     Market Maker: A dealer (i.e., any Person who engages directly or indirectly as agent, broker or principal in the business of offering, buying, selling, or otherwise dealing or trading in securities issued by another Person) who, with respect to a particular security, (i) regularly publishes bona fide, competitive bid and offer quotations in a recognized inter-dealer quotation system; or (ii) furnishes bona fide competitive bid and offer quotations on request; and (iii) is ready, willing, and able to effect transactions in reasonable quantities at his quoted prices with other brokers or dealers.

     Non-Tax-Qualified Employee Stock Benefit Plan: Any stock option, bonus stock or restricted stock plan or other employee benefit plan that is not a "Tax-Qualified Employee Stock Benefit Plan" and that is maintained by the Bank or the Holding Company for the benefit of Officers, Employees or Directors of the Bank or the Holding Company, or any Affiliate of any of them.

     Officer: An executive officer of the Bank or the Holding Company, which includes the chairman of the board, chief executive officer, president, any vice president in charge of a principal business function or functions or who otherwise has a policy-making function, chief

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financial officer, comptroller or principal accounting officer, and any person performing functions similar to those performed by the foregoing persons.

     Order Form: Any form to be used in the Subscription Offering and in the Community Offering or the Syndicated Community Offering to purchase Conversion Stock.

     Person: An individual, a corporation, a partnership, an association, a joint-stock company, a trust, any unincorporated organization, or a government or political subdivision thereof.

     Plan: This Plan of Conversion of the Bank, including any amendment approved as provided in this Plan.

     Public Offering: The offering for sale by the Underwriters to the general public of any shares of Conversion Stock not subscribed for in the Subscription Offering or the Community Offering.

     Purchase Price: The price per share, determined as provided in Section 5 of the Plan, at which the Conversion Stock will be sold in accordance with the terms hereof.


     Qualifying Deposit: The aggregate balance of each Deposit Account of $50 or more in the Bank of an Eligible Account Holder as of the Eligibility Record Date or a Supplemental Eligible Account Holder as of the Supplemental Eligibility Record Date. Deposit Accounts with balances of less than $50 shall not constitute a Qualifying Deposit.


     Resident and Residence. Any person who occupies a dwelling within the State of New Jersey and establishes an ongoing physical presence within the State of New Jersey together with an indication that such presence is something other than merely transitory in nature. To the extent the person is a corporation or other business entity, the principal place of business or headquarters shall be in the State of New Jersey. To the extent a person is a personal benefit plan, the circumstances of the beneficiary shall apply with respect to this definition. In the case of all other benefit plans, the circumstances of the trustee shall be examined for purposes of this definition. The Bank may utilize deposit or loan records or such other evidence provided to it to make a determination as to whether a person is a Resident. In all cases, however, such a determination shall be made in the sole discretion of the Bank.

     SEC: Securities and Exchange Commission.

     Special Meeting: The Special Meeting of Voting Depositors called for the purpose of considering and voting upon the Plan of Conversion.

     Subscription Offering: The offering of shares of Conversion Stock for subscription and purchase pursuant to Section 5 of the Plan.


     Subscription Rights: Non-transferable, non-negotiable, personal rights of the Bank's Eligible Account Holders, ESOP, Supplemental Eligible Account Holders, and Directors, Officers and Employees, or trusts of any such persons including individual retirement accounts and Keogh accounts, to subscribe for shares of Conversion Stock in the Subscription Offering.


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     Supplemental Eligibility Record Date: The close of business on the last day of the calendar quarter preceding approval of the Plan by the Commissioner.

     Supplemental Eligible Account Holder: Any person holding a Qualifying Deposit (other than an officer or director and their associates) on the Supplemental Eligibility Record Date.


     Syndicated Community Offering: The offering of Conversion Stock, following or concurrently with the Community Offering, through a syndicate of broker-dealers.

     Tax-Qualified Employee Plans: Any defined benefit plan or defined contribution plan of the Bank or the Holding Company, such as an employee stock ownership plan, stock bonus plan, profit-sharing plan or other plan, which with its related trust meets the requirements to be "qualified" under Section 401 of the Internal Revenue Code.

     Underwriters: The investment banking firm or firms agreeing to purchase Conversion Stock in order to offer and sell such Conversion Stock in the Public Offering.

     Voting Depositor: Any Depositor of the Bank who owns a Deposit Account on the Voting Record Date.


     Voting Record Date: The date fixed by the Board of Managers as the date for determining Depositors of the Bank entitled to notice of and to vote at the Special Meeting, which date shall not be more than 60 nor less than 20 days before the date of the Special Meeting.


3.   Regulatory and Depositor Approvals

     This Plan, having been unanimously adopted by the Board of Managers of the Bank, shall be submitted, together with an Application, to the Commissioner for approval and to request certain waivers, if required, and to the FDIC for non-objection. Following approval of this Plan by the Board of Managers of the Bank, the Bank shall cause notice of the adoption of the Plan, and of its intention to convert to stock form, to be conspicuously posted at its home office and each of its branch offices. The Bank shall also issue a press release containing all of the material terms of the proposed Conversion and shall place an advertisement containing such material terms in a newspaper having general circulation in the communities in which the principal office and branches of the Bank are located.

     Following (i) approval of the Bank's Application by the Commissioner, (ii) the non-objection of the FDIC and (iii) the receipt of all necessary waivers by the Commissioner, the Bank shall submit the Plan to the Bank's Voting Depositors for approval at the Special Meeting. The Bank shall mail to each Voting Depositor, at his or her last known address appearing on the records of the Bank, a Notice of Special Meeting, a proxy card and a Proxy Statement and certain other documents relating to the Bank and its Conversion.

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     The Special Meeting shall be held upon written notice given no less than 20 days nor more than 45 days prior to the date of the Special Meeting. At the Special Meeting, each Voting Depositor shall be entitled to cast one vote in person or by proxy for every one hundred dollars ($100.00) of Deposit Accounts such Voting Depositor had with the Bank as of the Voting Record Date. No Voting Depositor, however, shall be entitled to cast more than 1,000 votes. The Board of Managers shall appoint an independent custodian and tabulator to receive and hold proxies to be voted at the Special Meeting and count the votes cast in favor of and in opposition to the Plan.

     The Commissioner shall be notified of the results of the Special Meeting by a certificate signed by the appropriate Officers of the Bank promptly after the conclusion of the Special Meeting. The Plan must be approved by the affirmative vote of at least a majority of the number of votes entitled to be cast by Voting Depositors at the Special Meeting. If the Plan is so approved, the Bank shall take all other necessary steps to effect the Conversion subject to the terms and conditions of the Plan. If the Plan is not so approved, upon conclusion of the Special Meeting and any adjournment or postponement thereof, the Plan shall not be implemented without further vote and all funds submitted in the Subscription Offering and Community Offering shall be returned to subscribers, with interest as provided herein, and all withdrawal authorizations shall be canceled.

     The Board of Managers of the Bank intends to take all necessary steps to form the Holding Company. The Holding Company will make timely applications for any requisite regulatory approvals, including an Application with the Commissioner, a bank holding company application with the FRB, and a Registration Statement on Form S-1 with the SEC.

4.   Conversion Procedures


     The Conversion Stock will be offered for sale in the Subscription Offering to Eligible Account Holders, the ESOP, and Directors, Officers and Employees in the priorities set forth in Section 5.C of this Plan, prior to or within 45 days after the date of the Special Meeting. The Subscription Offering may begin as early as the mailing of the proxy statement for the Special Meeting. The Bank may, either concurrently with, at any time during, or promptly after the Subscription Offering, also offer the Conversion Stock to and accept orders from other Persons in a Community Offering with a preference given to natural persons residing in the Local Community; provided that the Bank's Eligible Account Holders, ESOP, Supplemental Eligible Account Holders and Directors, Officers and Employees shall have the priority rights to subscribe for Conversion Stock set forth in Section 5 of this Plan. The Holding Company and the Bank may delay commencing the Subscription Offering beyond such 45-day period in the event there exists unforeseen material adverse market or financial conditions. If the Subscription Offering commences prior to the Special Meeting, subscriptions will be accepted subject to the approval of the Plan at the Special Meeting.


     The period for the Subscription Offering will be not less than 20 days nor more than 45 days and the period for the Community Offering will be not more than 45 days, unless extended by the Bank. If, upon completion of the Subscription Offering and any Community Offering, any shares of Conversion Stock remain available for sale, such shares will, if feasible, be offered for sale in a Syndicated Community Offering or sold to the Underwriters for resale to the general

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public in the Public Offering. If for any reason the Syndicated Community
Offering or Public Offering of all shares not sold in the Subscription Offering and Community Offering cannot be effected, the Holding Company and the Bank will use their best efforts to obtain other purchasers, subject to regulatory approval. Completion of the sale of all shares of Conversion Stock not sold in the Subscription Offering and Community Offering is required within 45 days after termination of the Subscription Offering, subject to extension of such 45-day period by the Holding Company and the Bank with the approval of the Commissioner, and the FDIC if required. The Holding Company and the Bank may jointly seek one or more extensions of such 45-day period if necessary to complete the sale of all shares of Conversion Stock. In connection with such extensions, subscribers and other purchasers will be permitted to increase, decrease or rescind their subscriptions or purchase orders to the extent required by the Commissioner and/or the FDIC in approving the extensions. Completion of the sale of all shares of Conversion Stock is required within 24 months after the date of the Special Meeting. The Bank may elect to pay fees on a per share basis to brokers who assist Persons in determining to purchase Conversion Stock in the Community Offering and Syndicated Community Offering.

     The Boards of Directors of the Holding Company and the Bank also intend to take all necessary steps to establish the Foundation and to fund the Foundation in the manner set forth in Section 3A hereof. Upon the issuance of the Conversion Stock, the Holding Company will purchase from the Bank all of the capital stock of the Bank to be issued by the Bank in the Conversion in exchange for the at least 50% of the Conversion proceeds.

     The Boards of Managers of the Bank may determine for any reason at any time prior to the issuance of the Conversion Stock not to utilize a holding company form of organization in the Conversion. If the Board of Managers determines not to complete the Conversion utilizing a holding company form of organization, the stock of the Bank will be issued and sold in accordance with the Plan. In such case, the Holding Company's registration statement will be withdrawn from the SEC, the Bank will take steps necessary to complete the Conversion, including filing any necessary documents with the Commissioner and the FDIC and will issue and sell the Conversion Stock in accordance with this Plan. In such event, any subscriptions or orders received for Conversion Stock of the Holding Company shall be deemed to be subscriptions or orders for Conversion Stock of the Bank, and the Bank shall take such steps as permitted or required by the FDIC, the Commissioner and the SEC.

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 5.  Stock Offering

     A.    Total Number of Shares and Purchase Price of Conversion Stock

     The total number of shares of Conversion Stock to be issued and sold in the Conversion will be determined jointly by the Board of Directors of the Holding Company and the Board of Managers of the Bank prior to the commencement of the Subscription Offering, subject to adjustment if necessitated by market or financial conditions prior to consummation of the Conversion. In particular, the total number of shares may be increased by up to 15% of the number of shares offered in the Subscription and Community Offering if the Estimated Price Range is increased subsequent to the commencement of the Subscription and Community Offering to reflect changes in market and financial conditions, demand for the shares, and regulatory considerations.

     All shares of Conversion Stock offered for sale in the Subscription Offering, Community Offering, Syndicated Community Offering or Public Offering will be sold at a uniform price per share referred to in this Plan as the Purchase Price. The aggregate price for which all shares of Conversion Stock will be sold will be based on an independent appraisal of the estimated total pro forma market value of the Holding Company and the Bank. The appraisal will be performed in accordance with regulatory guidelines and will be made by an Independent Appraiser experienced in the area of thrift institution appraisals. The appraisal will include, among other things, an analysis of the historical and pro forma operating results and capital of the Bank and a comparison of the Holding Company, the Bank and the Conversion Stock with comparable thrift institutions and holding companies and their respective outstanding capital stock.

     Prior to the commencement of the Subscription and Community Offerings, an Estimated Price Range will be established, which range will vary within 15% above to 15% below the midpoint of such range. The number of shares of Conversion Stock to be issued and the Purchase Price per share may be increased or decreased by the Bank. In the event that the aggregate Purchase Price of the Conversion Stock to be issued in the Conversion is below the minimum of the Estimated Price Range, or materially above the maximum of the Estimated Price Range, resolicitation of purchasers may be required provided that up to a 15% increase above the maximum of the Estimated Price Range will not be deemed material so as to require a resolicitation. Up to a 15% increase in the number of shares to be issued which is supported by an appropriate change in the estimated pro forma market value of the Bank or the Holding Company will not be deemed to be material so as to require a resolicitation of subscriptions. In the event that the aggregate Purchase Price of the Conversion Stock is below the minimum of the Estimated Price Range or in excess of 15% above the maximum of the Estimated Price Range, and a resolicitation is required, such resolicitation shall be effected in such manner and within such time as the Bank shall establish, with the approval of the Commissioner and the FDIC, if required. Based upon the independent appraisal, the Board of Directors of the Holding Company and the Board of Managers of the Bank will jointly fix the Purchase Price. The Purchase Price for each share of Conversion Stock will be determined by dividing the estimated appraised aggregate pro forma market value of the Holding Company and the Bank, based on the independent appraisal, by the total number of shares of Conversion Stock to be issued and sold by the Holding Company upon Conversion. If, following completion of the Subscription

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Offering and any Community Offering or Syndicated Community Offering, a Public
Offering is effected, the Purchase Price for each share of Conversion Stock in the Public Offering will be the same as the Purchase Price in the Subscription and Community Offering. The price paid by the Underwriters for each share of Conversion Stock will be the Purchase Price less a negotiated underwriting discount.

     Notwithstanding the foregoing, no sale of Conversion Stock may be consummated unless, prior to such consummation, the Independent Appraiser confirms to the Bank, the Holding Company and to the Commissioner and the FDIC that, to the best knowledge of the Independent Appraiser, nothing of a material nature has occurred which, taking into account all relevant factors, would cause the Independent Appraiser to conclude that the aggregate value of the Conversion Stock at the Purchase Price is incompatible with its estimate of the aggregate consolidated pro forma market value of the Holding Company and the Bank. If such confirmation is not received, the Bank may cancel the Subscription and Community Offerings and/or any Syndicated Community Offering or Public Offering, extend the Conversion, establish a new Estimated Price Range, extend, reopen or hold new Subscription, community or Syndicated Community Offerings, or take such other action as the Commissioner and the FDIC may permit.

     B.   Purchase by the Holding Company of the Stock of the Bank

     Upon the consummation of the sale of all of the Conversion Stock, the Holding Company will purchase from the Bank all of the capital stock of the Bank to be issued by the Bank in the Conversion in exchange for at least 50% of the Conversion proceeds.

     The Holding Company may retain up to 50% of the proceeds of the Conversion. The Conversion proceeds will provide economic strength to the Holding Company and the Bank for the future in a highly competitive and regulated environment and would facilitate expansion through acquisitions, diversification into other related businesses and for other business and investment purposes, including the payment of dividends and future repurchases of Conversion Stock.

     C.   Subscription Rights


     Non-transferable Subscription Rights to purchase shares will be issued without payment therefor to Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders and the Directors, Officers and Employees as set forth below.


          1.    Preference Category No. 1: Eligible Account Holders

          Each Eligible Account Holder shall receive non-transferable Subscription Rights to subscribe for shares of Conversion Stock in an amount equal to the greater of $500,000, one-tenth of one percent (.10%) of the total offering of shares, or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, the numerator of which is the amount of the Qualifying Deposit of the Eligible Account Holder and the

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     denominator is the total amount of Qualifying Deposits of all Eligible
     Account Holders as of the Eligibility Record Date. If sufficient shares are not available, shares shall be allocated first to permit each subscribing Eligible Account Holder to purchase to the extent possible 100 shares, and thereafter among each subscribing Eligible Account Holder pro rata in the same proportion as his Qualifying Deposit bears to the total Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unsatisfied.

          Non-transferable Subscription Rights to purchase Conversion Stock received by Directors and Officers of the Bank and their Associates, based on their increased deposits in the Bank in the one-year period preceding the Eligibility Record Date, shall be subordinated to all other subscriptions involving the exercise of non-transferable Subscription Rights of Eligible Account Holders.

          2.   Preference Category No. 2: The ESOP

          The ESOP shall receive, without payment, as a second priority, after the satisfaction of the subscriptions of Eligible Account Holders, non-transferable subscription rights to purchase up to 8% of the shares of Conversion Stock offered for sale in the Conversion. If, after the satisfaction of subscriptions of Eligible Account Holders, a sufficient number of shares are not available to fill the subscriptions by such plans, the subscription by the ESOP shall be filled to the maximum extent possible. If all the Conversion Stock offered for sale in the Conversion is purchased by Eligible Account Holders, then the ESOP may purchase shares in the open market following consummation of the Conversion or directly from the Holding Company through authorized but unissued shares. The ESOP may purchase shares of Common Stock in the open market after the effective date of the Conversion to enable it to acquire, together with any shares of Conversion Stock acquired in the Conversion, up to 8% of the outstanding shares of Common Stock.


          3.   Preference Category No. 3: Supplemental Eligible Account Holders

          Each Supplemental Eligible Account Holder shall receive non-transferable Subscription Rights to subscribe for shares of Conversion Stock in an amount equal to the greater of $500,000, one-tenth of one percent (.10%) of the total offering of shares, or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, the numerator of which is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders in the converting Bank, in each case on the Supplemental Eligibility Record Date.

          Subscription Rights received pursuant to this category shall be subordinated to all Subscription Rights received by Eligible Account Holders and the ESOP pursuant to Category Nos. 1 and 2 above.

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          Any non-transferable Subscription Rights to purchase shares received by an Eligible Account Holder in accordance with Category No. 1 shall reduce to the extent thereof the Subscription Rights to be distributed to such person pursuant to this Category.

          In the event of an oversubscription for shares under the provisions of this subparagraph, the shares available shall be allocated first to permit each subscribing Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation (including the number of shares, if any, allocated in accordance with Category No. 1) equal to 100 shares, and thereafter among each subscribing Supplemental Eligible Account Holder pro rata in the same proportion as his Qualifying Deposit bears to the total Qualifying Deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied.

          4.   Preference Category No. 4: Directors, Officers and Employees

          Each Director, Officer and Employee of the Holding Company and the Bank, who is not an Eligible Account Holder or Supplemental Eligible Account Holder, shall receive, as third priority and without payment, a nontransferable subscription right to purchase $500,000 worth of Conversion Stock. Subscription rights received pursuant to Section 5C shall be subordinated to all rights to purchase Conversion Stock received by Eligible Account Holders, Supplemental Eligible Account Holders and the ESOP.


     D.   Community Offering, Syndicated Offering and Public Offering


          1. Any remaining shares of Conversion Stock not sold in the Subscription Offering may be offered for sale to the general public through a Community Offering, with preference as to the purchase of Conversion Stock given first to natural persons residing in the Bank's Local Community and then to the public at large. The Community Offering, if any, may commence simultaneously with the Subscription Offering, or may commence during or after the commencement of the Subscription Offering, as the Board of Directors of the Holding Company and the Board of Managers of the Bank so determine. The right to subscribe for shares of Conversion Stock in the Community Offering is subject to the right of the Bank and Holding Company to accept or reject such subscriptions in whole or in part in their sole discretion. Conversion Stock being sold in the Community Offering will be offered and sold in a manner that will achieve the widest distribution of the Conversion Stock. No person, by himself or herself, or with an Associate or group of Persons acting in concert, may subscribe for or purchase more than $500,000 of Conversion Stock offered in the Community Offering; provided, however, that the amount permitted to be purchased in the Community Offering may be increased to 5% of the total offering of shares without the resolicitation of subscribers, unless required by the Commissioner and/or the FDIC. If the maximum purchase limit is so increased, orders accepted in the Community Offering shall be filled up to a maximum of 2% of the total offering and thereafter remaining shares shall be allocated on an equal number of shares basis per order until all orders have been filled. Further, the Bank may limit total subscriptions under this Section 5.D.1 so as to assure that the number of shares available for the Public Offering may be up to a specified percentage of the number of shares of Conversion Stock. The Community Offering shall be completed within 45 days after the termination of the Subscription Offering, unless such period is extended.

          2. If any Conversion Stock remains unsold after the close of the Subscription and Community Offerings, the Holding Company and the Bank may use the services of a syndicate of registered broker-dealers to sell such unsold shares on a best efforts basis in a Syndicated Community Offering. The syndicate of registered broker-dealers may be managed by one of the syndicate members who will act as agent of the Holding Company and the Bank to assist the Holding Company and the Bank in the sale of the Conversion Stock. Neither the syndicate manager nor any other syndicate member shall have any obligation to take or purchase any of the shares of Conversion Stock in the Syndicated Community Offering. No person, by himself or herself, or with an Associate or group of Persons acting in concert, may subscribe for or purchase more than $500,000 of Conversion Stock offered in any Syndicated Community Offering; provided, however, that the amount permitted to be purchased in the Syndicated Community Offering may be increased to 5% of the total offering of shares without the resolicitation of subscribers, unless required by the Commissioner and/or the FDIC. If the maximum purchase limit is so increased, orders accepted in the Syndicated Community Offering shall be filled up to a maximum of 2% of the total offering and thereafter remaining shares shall be allocated on an equal number of shares basis per order until all orders have been filled. Any shares of Conversion Stock not sold in the Subscription Offering, the Community Offering or the Syndicated Community Offering may be offered for sale through an underwritten firm commitment public offering. Any Syndicated Community Offering shall be completed within 45 days after the termination of the Subscription Offering, unless such period is extended.


          3. Any shares of Conversion Stock not sold in the Subscription Offering, the Community Offering or any Syndicated Community Offering, if any, shall then be sold to the Underwriters for resale to the general public in the Public Offering. It is expected that the Public Offering will commence as soon as practicable after termination of the Subscription Offering and any Community Offering or Syndicated Community Offering. No person, by himself or herself, or with an Associate or group of Persons acting in concert, may subscribe for or purchase more than $500,000 of Conversion Stock offered in the Public Offering; provided, however, that the amount permitted to be purchased in the Public Offering may be increased to 5% of the total offering of shares without the resolicitation of subscribers, unless required by the Commissioner and/or the FDIC. The Public Offering shall be completed within 45 days after the termination of the Subscription Offering, unless such period is extended as provided in
     Section 5 hereof. Each share of Conversion Stock will be offered for sale in the Public Offering at the Purchase Price less any underwriting discount as provided in Section 5.A hereof, and set forth in the underwriting agreement between the Holding Company, the Bank and the Underwriters. Such underwriting agreement shall be filed with the Commissioner, the FDIC and the SEC.

          4. If for any reason a Public Offering of unsubscribed shares of Conversion Stock cannot be effected and any shares remain unsold after the Subscription Offering and any Community Offering/Syndicated Community Offering, the Board of Directors of the Holding Company and the Board of Managers of the Bank will seek to make other arrangements for the sale of the remaining shares. Such other arrangements will be subject to the approval of the Commissioner and the FDIC and to compliance with applicable securities laws.

     E.   Additional Limitations Upon Purchases of Shares of Conversion Stock

     The following additional limitations shall be imposed on all purchases of Conversion Stock in the Conversion:

          1. The maximum purchase of Conversion Stock in the subscription offering by any person or group of persons through a single account is $500,000. No Person, by himself or herself, or with an Associate or group of Persons acting in concert, may purchase more than $700,000 of Conversion Stock, except for the ESOP, which may subscribe for up to 8% of the Conversion Stock issued in the Conversion. For purposes of this paragraph, an Associate of a Person does not include a Tax-Qualified or Non-Tax Qualified Employee Plan in which the person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity. Moreover, for purposes of this paragraph, shares held by one or more Tax-Qualified or Non-Tax Qualified Employee Plans attributed to a Person shall not be aggregated with shares purchased directly by or otherwise attributable to that Person.

          2. Directors and Officers and their Associates may not purchase in all categories in the Conversion an aggregate of more than 25.0% of the Conversion Stock. For purposes of this paragraph, an Associate of a Person does not include any Tax-Qualified Employee Plan. Moreover, any shares attributable to the Officers and Directors and their Associates, but held by one or more Tax-Qualified Employee Plans shall not be included in calculating the number of shares which may be purchased under the limitation in this paragraph.

          3. The minimum number of shares of Conversion Stock that may be purchased by any Person in the Conversion is 25 shares, provided sufficient shares are available.

          4. The Boards of Directors of the Holding Company and the Bank may, in their sole discretion, increase the maximum purchase limitation referred to in subparagraph 1 above up to 9.99%, provided that orders for shares exceeding 5% of the shares being offered in the Subscription Offering shall not exceed, in the aggregate, 10% of the shares being offered in the Subscription Offering. Requests to purchase additional shares of Conversion Stock under this provision will be allocated by the Boards of Directors on a pro rata basis giving priority in accordance with the priority rights set forth in this Section 5.

     Depending upon market and financial conditions, the Board of Managers of the Bank, if required with the approval of the Commissioner and the FDIC and without further approval of the Voting Depositors, may increase or decrease any of the above purchase limitations.

     For purposes of this Section 5, the Directors and/or Officers of the Holding Company and the Bank shall not be deemed to be Associates or a group acting in concert solely as a result of their serving in such capacities.

     Each Person purchasing Conversion Stock in the Conversion shall be deemed to confirm that such purchase does not conflict with the above purchase limitations.

     F.   Restrictions and Other Characteristics of Conversion Stock Being Sold


          1. Transferability. Shares purchased by Directors or Officers may not be sold or otherwise disposed of for value for a period of one year from the date of Conversion, except for any disposition of such shares following the death of the original purchaser.


          The certificates representing shares of Conversion Stock issued to Directors and Officers shall bear a legend giving appropriate notice of the one-year holding period restriction. Appropriate instructions shall be given to the transfer agent for such stock with respect to the applicable restrictions relating to the transfer of restricted stock. Any shares of common stock of the Holding Company subsequently issued as a stock dividend, stock split, or otherwise, with respect to any such restricted stock, shall be subject to the same holding period restrictions for Holding Company or Bank Directors and Officers as may be then applicable to such restricted stock.

          2. Purchases After Conversion. No Director or Officer of the Holding Company or of the Bank, or Associate of such a Director or Officer, shall purchase any outstanding shares of capital stock of the Holding Company, except through a broker or dealer registered with the SEC, for a period of three years following the Conversion without the prior written approval of the Commissioner. This restriction does not apply, however, to: (a) negotiated transactions involving more than one percent of the outstanding common stock; (b) the purchase of common stock made pursuant to an employee stock option plan or employee stock purchase plan which meets the requirements of Section 423 of the Internal Revenue Code; or (c) the purchase of common stock pursuant to a non-tax-qualified employee stock benefit plan which may be attributable to individual Officers and Directors of the Bank or Holding Company. As used herein, the term "negotiated transaction" means a transaction in which the securities are offered and the terms and arrangements relating to any sale are arrived at through direct communications between the seller or any Person acting on its behalf and the purchaser or his investment representative. The term "investment representative" shall mean a professional investment advisor acting as agent for the purchaser and independent of the seller and not acting on behalf of the seller in connection with the transaction.

          3. Stock Repurchases. Applicable FDIC regulations prohibit the Holding Company from repurchasing its capital stock within one year following the Conversion, except that open market stock repurchases of up to 5% of its outstanding capital stock may be permitted if extraordinary circumstances exist. The Holding Company must establish, to the satisfaction of the FDIC, compelling and valid business purpose for any repurchases within one year of the Conversion, and provide notice to the FDIC. The FDIC will not object to a repurchase program if (i) it does not adversely affect the Bank's financial condition, (ii) the Bank demonstrates extraordinary circumstances and a compelling and valid business purpose for the repurchase program consistent with the Bank's business plan, and (iii) the repurchase program is not contrary to other applicable regulations.

          4. Voting Rights. After Conversion, holders of deposit accounts will not have voting rights in the Bank or the Holding Company. Exclusive voting rights as to the Bank will be vested in the Holding Company, as the sole stockholder of the Bank. Voting rights as to the Holding Company will be held exclusively by its stockholders.

G.   Exercise of Subscription Rights; Order Forms


          1. If the Subscription Offering occurs concurrently with the solicitation of proxies for the Special Meeting, the subscription prospectus and Order Form may be sent to each Eligible Account Holder, the ESOP, Supplemental Eligible Account Holders and Directors, Officers and Employees, at their last known address as shown on the records of the Bank. However, the Bank may, and if the Subscription Offering commences after the Special Meeting the Bank shall, furnish a subscription prospectus and Order Form only to Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders and Directors, Officer and Employee who have returned to the Bank by a specified date prior to the commencement of the Subscription Offering a post card or other written communication requesting a subscription prospectus and Order Form. In such event, the Bank shall provide a postage-paid post card for this purpose and make appropriate disclosure in its proxy statement for the solicitation of proxies to be voted at the Special Meeting and/or letter sent in lieu of the proxy statement to those Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders and Director, Officer and Employee who are not Voting Depositors on the Voting Record Date.


          2. Each Order Form will be preceded or accompanied by a prospectus describing the Holding Company and the Bank and the shares of Conversion Stock being offered for subscription and containing all other information required by the Commissioner, FDIC or the SEC or necessary to enable Persons to make informed investment decisions regarding the purchase of Conversion Stock.

          3. The Order Forms (or accompanying instructions) used for the Subscription Offering and any Community/Syndicated Offering will contain, among other things, the following:


                 (i) A clear and intelligible explanation of the Subscription Rights granted under the Plan to Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders and the Directors, Officers and Employees;

               (ii) A specified expiration date by which Order Forms must be returned to and actually received by the Bank or its representative for purposes of exercising Subscription Rights, which date will be not less than 20 days after the Order Forms are mailed by the Bank;

               (iii) The Purchase Price to be paid for each share subscribed for when the Order Form is returned;

               (iv) A statement that 25 shares is the minimum number of shares of Conversion Stock that may be subscribed for under the Plan;

               (v) A specifically designated blank space for indicating the number of shares being subscribed for;

               (vi) A set of detailed instructions as to how to complete the Order Form including a statement as to the available alternative methods of payment for the shares being subscribed for;

               (vii) Specifically designated blank spaces for dating and signing the Order Form;

               (viii) An acknowledgment that the subscriber has received the subscription prospectus;

               (ix) A statement of the consequences of failing to properly complete and return the Order Form, including a statement that the Subscription Rights will expire on the expiration date specified on the Order Form unless such expiration date is extended by the Holding Company and the Bank, and that the Subscription Rights may be exercised only by delivering the Order Form, properly completed and executed, to the Bank or its representative by the expiration date, together with required payment of the Purchase Price for all shares of Conversion Stock subscribed for;

               (x) A statement that the Subscription Rights are non-transferable and that all shares of Conversion Stock subscribed for upon exercise of Subscription Rights must be purchased on behalf of the Person exercising the Subscription Rights for his own account; and

               (xi) A statement that, after receipt by the Bank or its representative, an order may not be modified, withdrawn or canceled without the consent of the Bank.

               H.     Method of Payment

          Full payment for all shares of Conversion Stock at the Purchase Price per share must accompany all completed Order Forms. Payment may be made in cash (if presented in Person), by check, bank draft or money order, or if the subscriber has a Deposit Account in the Bank (including a certificate of deposit), the subscriber may authorize the

     Bank to charge the subscriber's account. Payment may not be made by wire transfer or any other electronic transfer of funds.

          If a subscriber authorizes the Bank to charge his or her account, the funds will continue to earn interest, but may not be used by the subscriber until all Conversion Stock has been sold or the Plan is terminated, whichever is earlier. The Bank will allow subscribers to purchase shares by withdrawing funds from certificate accounts without the assessment of early withdrawal penalties with the exception of prepaid interest in the form of promotional gifts. In the case of early withdrawal of only a portion of such account, the certificate evidencing such account shall be canceled if the remaining balance of the account is less than the applicable minimum balance requirement, in which event the remaining balance will earn interest at the passbook rate. This waiver of the early withdrawal penalty is applicable only to withdrawals made in connection with the purchase of Conversion Stock under the Plan. Interest will also be paid, at not less than the then-current passbook rate, on all orders paid in cash, by check or money order, from the date payment is received until consummation of the Conversion. Payments made in cash, by check or money order will be placed by the Bank in an escrow or other account established specifically for this purpose.

          In the event of an unfilled amount of any order, the Bank will make an appropriate refund or cancel an appropriate portion of the related withdrawal authorization, after consummation of the Conversion. If for any reason the Conversion is not consummated, purchasers will have refunded to them all payments made (with applicable interest) and all withdrawal authorizations will be canceled in the case of subscription payments authorized from accounts at the Bank.

          If any Tax-Qualified Employee Plans or Non-Tax-Qualified Employee Plans subscribe for shares during the Subscription Offering, such plans will not be required to pay for the shares subscribed for at the time they subscribe, but may pay for such shares of Conversion Stock subscribed for upon consummation of the Conversion. In the event that, after the completion of the Subscription Offering, the number of shares to be issued is increased above the maximum of the appraisal range included in the Prospectus, the Tax-Qualified and Non-Tax Qualified Employee Plans shall be entitled to increase their subscriptions by a percentage equal to the percentage increase in the number of shares to be issued above the maximum of the appraisal range, provided that such subscriptions shall continue to be subject to applicable purchase limits and stock allocation procedures.

     I.   Undelivered, Defective or Late Order Forms; Insufficient Payment

          The Holding Company and the Bank shall have the absolute right, in their sole discretion, to reject any Order Form, including but not limited to, any Order Forms which (i) are not delivered or are returned by the United States Postal Service (or the addressee cannot be located); (ii) are not received back by the Bank or its representative, or are received after the termination date specified thereon; (iii) are defectively completed or executed; (iv) are not accompanied by the total required payment for the shares of Conversion Stock subscribed for (including cases in which the subscribers' Deposit Accounts or certificate accounts are insufficient to cover the authorized withdrawal for the required payment); (v) are photocopies or facsimiles of the printed Order Forms mailed to each Person; or (vi) are submitted by or on behalf of a Person whose representations the Holding Company and the Bank believe to be false or who they otherwise believe, either alone or acting in concert with others, is violating, evading or circumventing, or intends to violate, evade or circumvent, the terms and conditions of this Plan. In such event, the Subscription Rights of the Person to whom such rights have been granted will not be honored and will be treated as though such Person failed to return the completed Order Form within the time period specified therein. The Bank may, but will not be required to, waive any irregularity relating to any Order Form or require submission of corrected Order Forms or the remittance of full payment for subscribed shares by such date as the Bank may specify. The interpretation of the Holding Company and the Bank of the terms and conditions of this Plan and of the proper completion of the Order Form will be final, subject to the authority of the Commissioner and the FDIC.

     J.   Transfer of Subscriptions Prohibited

          Subscription Rights are nontransferable, and it is a violation of Federal and state law to either transfer or attempt to transfer Subscription Rights. Persons who transfer or attempt to transfer their Subscription Rights may be prosecuted and will risk forfeiture of such Subscription Rights.

     K.   Member in Non-Qualified States or in Foreign Countries

          The Holding Company and the Bank will make reasonable efforts to comply with the securities laws of all states in the United States in which Persons entitled to subscribe for Conversion Stock pursuant to the Plan reside. However, no shares will be offered or sold under the Plan of Conversion to any such Person who (1) resides in a foreign country or (2) resides in a state of the United States in which a small number of Persons otherwise eligible to subscribe for shares under the Plan of Conversion reside or as to which the Holding Company and the Bank determine that compliance with the securities laws of such state would be impracticable for reasons of cost or otherwise, including, but not limited to, a requirement that the Holding Company or the Bank or any of their Officers, Directors or Employees register, under the securities laws of such state, as a broker, dealer, salesman or agent. No payments will be made in lieu of the granting of Subscription Rights to any such Person.

6.   Stock Certificate of Incorporation and Bylaws

     A. As part of the Conversion, the Bank will take all appropriate steps to amend its certificate of incorporation to read in the form of a New Jersey stock savings bank certificate of incorporation, as prescribed by the Banking Law. A copy of the proposed stock certificate of incorporation is available upon request.

     B. The Bank will also take appropriate steps to amend its bylaws to read in the form prescribed by the Banking Law for a capital stock savings bank. A copy of the proposed stock bylaws is available upon request.

     C. The effective date of the adoption of the Bank's stock certificate of incorporation and bylaws shall be the date of the issuance and sale of the Conversion Stock as specified by the Commissioner.

7.   Holding Company Certificate of Incorporation

     A copy of the proposed certificate of incorporation and bylaws of the Holding Company will be made available from the Bank upon request.

8.   Directors of the Bank

     Each Person serving as a member of the Board of Managers of the Bank at the time of the Conversion will thereupon become a Director of the Bank after the Conversion.

9.   Stock Benefit Plans

     In order to provide an incentive for Directors, Officers and Employees of the Holding Company and its subsidiaries (including the Bank), the Board of Directors of the Holding Company intends to adopt, subject to shareholder approval, a stock option and incentive plan and a stock recognition and retention plan following completion of the Conversion.

10.  Contributions to Tax-Qualified Employee Plans

     The Bank and the Holding Company may in their discretion make scheduled contributions to any Tax-Qualified Employee Plans, provided that any such contributions which are for the acquisition of Conversion Stock, or the repayment of debt incurred for such an acquisition, do not cause the Bank to fail to meet its regulatory capital requirements.

11.  Securities Registration and Market Making

     Promptly following the Conversion, the Holding Company will register its common stock with the SEC pursuant to the Exchange Act. In connection with the registration, the Holding Company will undertake not to deregister such common stock, without the approval of the Commissioner for a period of three years thereafter.

     The Holding Company shall use its best efforts to encourage and assist two or more Market Makers to establish and maintain a market for its common stock promptly following Conversion. The Holding Company will also use its best efforts to cause its common stock to be quoted on the Nasdaq System or to be listed on a national or regional securities exchange.

12.  Status of Deposit Accounts and Loans Subsequent to Conversion

     Each Deposit Account holder shall retain, without payment, a withdrawable Deposit Account or Accounts in the Bank, equal in amount to the withdrawable value of such account holder's Deposit Account or Accounts prior to the Conversion. All Deposit Accounts will continue to be insured by the Federal Deposit Insurance Corporation up to the applicable limits of insurance coverage, and shall be subject to the same terms and conditions (except as to voting and liquidation rights) as such Deposit Account in the Bank at the time of the Conversion. All loans shall retain the same status after Conversion as these loans had prior to Conversion.

13.  Liquidation Account


     For purposes of granting to Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain Deposit Accounts at the Bank a priority in the event of a complete liquidation of the Bank, the Bank will, at the time of Conversion, establish a liquidation account in an amount equal to the surplus and reserves of the Bank as shown on its latest statement of financial condition contained in the final offering circular used in connection with the Conversion. The creation and maintenance of the liquidation account will not operate to restrict the use or application of any of the capital accounts of the Bank; provided, however, that such capital accounts will not be voluntarily reduced below the required dollar amount of the liquidation account. Each Eligible Account Holder and Supplemental Eligible Account Holder shall, with respect to the Deposit Account held, have a related inchoate interest in a portion of the liquidation account balance ("subaccount balance").

     The initial subaccount balance of a Deposit Account held by an Eligible Account Holder or Supplemental Eligible Account Holder shall be determined by multiplying the opening balance in the liquidation account by a fraction, the numerator of which is the amount of the Qualifying Deposit in the Deposit Account on the Eligibility Record Date or the Supplemental Eligibility Record Date and the denominator is the total amount of the Qualifying Deposits of all Eligible Account Holders or Supplemental Eligible Account Holders on such record dates in the Bank. Such initial subaccount balance shall not be increased, and it shall be subject to downward adjustment as provided below.

     If the deposit balance in any Deposit Account of an Eligible Account Holder or Supplemental Eligible Account Holder at the close of business on any annual closing date subsequent to the record date is less than the lesser of (i) the deposit balance in such Deposit Account at the close of business on any other annual closing date subsequent to the Eligibility Record Date or the Supplemental Eligibility Record Date or (ii) the amount of the Qualifying Deposit in such Deposit Account on the Eligibility Record Date or the Supplemental Eligibility Record Date, the subaccount balance shall be reduced in an amount proportionate to the reduction in such deposit balance. In the event of a downward adjustment, the subaccount balance shall not be subsequently increased, notwithstanding any increase in the deposit balance of the related Deposit Account. If all funds in such Deposit Account are withdrawn, the related subaccount balance shall be reduced to zero.

     In the event of a complete liquidation of the Bank (and only in such event), each Eligible Account Holder and Supplemental Eligible Account Holder shall be entitled to receive a liquidation distribution from the liquidation account in the amount of the then-current adjusted subaccount balances for Deposit Accounts then held before any liquidation distribution may be made to stockholders. No merger, consolidation, bulk purchase of assets with assumptions of Deposit Accounts and other liabilities, or similar transactions with another institution the accounts of which are insured by the Federal Deposit Insurance Corporation, shall be considered to be a complete liquidation. In such transactions, the liquidation account shall be assumed by the surviving institution.

14.  Establishment And Funding Of Charitable Foundation.

     As part of the Conversion, the Holding Company and the Bank intend to establish the Foundation, which will qualify as an exempt organization under
Section 501(c)(3) of the Internal Revenue Code, and to donate to the Foundation cash and shares of Common Stock, in an aggregate amount up to 8% of the value of the shares of Conversion Stock sold in the Conversion. The Foundation is being formed in connection with the Conversion in order to complement the Bank's existing community reinvestment activities and to share with the Bank's local community a part of the Bank's financial success as a locally headquartered, community minded, financial services institution. The funding of the Foundation with Common Stock accomplishes this goal as it enables the community to share in the growth and profitability of the Holding Company and the Bank over the long-term.

     The Foundation will be dedicated to the promotion of charitable purposes including community development, grants or donations to support housing assistance, not-for-profit community groups and other types of organizations or civic minded projects. The Foundation will annually distribute total grants to assist charitable organizations or to fund projects within its local community of not less than 5% of the average fair market value of Foundation assets each year, less certain expenses. In order to serve the purposes for which it was formed and maintain its Section 501(c)(3) qualification, the Foundation may sell, on an annual basis, a limited portion of the Common Stock contributed to it by the Holding Company.

     The board of directors of the Foundation will be comprised of individuals who are Officers and/or Directors of the Holding Company or the Bank. The board of directors of the Foundation will be responsible for establishing the policies of the Foundation with respect to grants or donations, consistent with the stated purposes of the Foundation.

     Depositor approval of this Plan shall constitute approval of the establishment and funding of the Foundation.

15.  Restrictions on Acquisition of the Bank

     Banking regulations limit acquisitions, and offers to acquire, direct or indirect beneficial ownership of more than 10% of any class of an equity security of the Bank or the Holding Company. In addition, the stock certificate of incorporation of the Bank shall provide that for a period of five years following completion of the Conversion: (i) no Person (i.e., no individual, group acting in concert, corporation, partnership, association, joint stock company, trust, or unincorporated organization or similar company, syndicate, or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution) shall directly or indirectly offer to acquire or acquire beneficial ownership of more than 10% of any class of the Bank's equity securities. Shares beneficially owned in violation of this charter provision shall not be counted as shares entitled to vote and shall not be voted by any Person or counted as voting shares in connection with any matter submitted to the shareholders for a vote.

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16.  Amendment or Termination of the Plan


     If necessary or desirable, the Plan may be amended at any time prior to submission of the Plan and proxy materials to the Voting Depositors by a two-thirds vote of the Board of Managers of the Bank. After submission of the Plan and proxy materials to the Voting Depositors, the Plan may be amended by a two-third vote of the Board of Managers of the Bank only with the concurrence of the Commissioner and the FDIC. Any amendments to the Plan made after approval by the Voting Depositors with the concurrence of the Commissioner and the FDIC shall not necessitate further approval by the Voting Depositors unless otherwise required.


     The Plan may be terminated by a two-third vote of the Bank's Board of Managers at any time prior to the Special Meeting of Voting Depositors, and at any time following such Special Meeting with the concurrence of the Commissioner. In its discretion, the Board of Managers of the Bank may modify or terminate the Plan upon the order or with the approval of the Commissioner and without further approval by Voting Depositors. The Plan shall terminate if the sale of all shares of Conversion Stock is not completed within 24 months of the date of the Special Meeting. A specific resolution approved by a majority of the Board of Managers of the Bank is required in order for the Bank to terminate the Plan prior to the end of such 24-month period.

 17. Expenses of the Conversion

     The Holding Company and the Bank shall use their best efforts to assure that expenses incurred by them in connection with the Conversion shall be reasonable.

18.  Tax Matters

     Consummation of the Conversion is expressly conditioned upon prior receipt of either a ruling of the United States Internal Revenue Service or an opinion of tax counsel or other tax advisor with respect to federal taxation, and either a ruling of the New Jersey taxation authorities or an opinion of tax counsel or other tax advisor with respect to New Jersey taxation, to the effect that consummation of the transactions contemplated herein will not be taxable to the Holding Company or the Bank.

19.  Extension of Credit for Purchase of Common Stock


     The Bank may not loan funds or otherwise extend credit to any Person to purchase in the Conversion shares of Conversion Stock.


20.  Registration Under Securities Exchange Act of 1934

     The Holding Company shall register its Conversion Stock under the Securities Exchange Act of 1934, as amended, concurrently with or promptly following the Conversion. The Holding Company shall not deregister such securities for a period of three years thereafter.

21.  Conversion Stock Not Insured

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     The Conversion Stock will not be insured by the FDIC or any other federal or state government agency or authority.

22.  Interpretation

     Subject to applicable law as set forth in Section 23, all interpretations of this Plan and all applications of the provisions of this Plan to particular circumstances by a majority of the Board of Managers of the Bank shall be final, subject to the authority of the Commissioner and the FDIC.

23.  Severability

     If any term, provision, covenant or restriction contained in this Plan is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in this Plan shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.


Adopted: April 26, 2002, as amended on July 25, 2002, October 24, 2002 and October 31, 2002


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